Exhibit 23 under Form N-1A
                                               Exhibit j under Item 601/Reg. S-K

INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of Federated Municipal Securities Income Trust:

We consent to the use in Post-Effective Amendment No. 30 to Registration Statement 811-6165 of Federated Municipal Securities Income Trust (comprised of the following portfolios: Federated California Municipal Income Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated North Carolina Municipal Income Fund, Federated Ohio Municipal Income Fund and Federated Pennsylvania Municipal Income Fund) of our report dated October 15, 1999 appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.

Boston, Massachusetts
October 29, 1999